News Release

BioScrip On Track to Return to Profitability

     Elmsford, NY — November 22, 2006 — BioScrip, Inc. (NASDAQ:BIOS), a comprehensive pharmaceutical care solutions company, today announced that the Company is continuing to make strides towards returning to profitability, primarily through improving collections, reducing expenses, and enhancing top line growth. During the third quarter, the Company refocused its billing and collections efforts and implemented new operational procedures to ensure better collections at the point of sale. These initiatives enabled BioScrip to lower bad debt expense by $1.6 million from the prior quarter, which should positively impact fourth quarter results.

     BioScrip previously announced that it had identified and implemented approximately $7.5 million in annualized cost reductions during the third quarter. The Company will realize the full impact of these cost reductions in the fourth quarter, and if other positive trends also continue, the Company would expect EBITDAO1 to be positive for the same period. This would reflect the full impact of these cost efficiencies, enhanced collection rates, improved point of sale procedures and revenue growth.

     “The key to achieving long-term profitability at BioScrip is increased revenue,” noted Mr. Richard H. Friedman, the Company’s Chairman and Chief Executive Officer. “We remain focused on expanding our specialty services segment. Infusion continues to grow at an accelerated pace, driven by the increasing number of products being administered through infusion centers. We expect to be much more active in the development of this business in coming quarters by opening new sites and expanding existing suites and centers.

     “In addition, we have experienced success in the distribution of new specialty products. We continue to work closely with manufacturers to expand our portfolio of specialty products and services. BioScrip has benefited from the inclusion in limited drug distribution networks and novel therapies used to treat iron overload, rheumatoid arthritis, MDS, renal cancer, immune-deficiency, MS, and others. If these positive trends continue, new product revenues would likely exceed $100 million in 2007.”

[1]	Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under Securities and Exchange Commission Regulation G. The Company at this time is unable to provide a reconciliation of EBITDAO to the most directly comparable GAAP financial measure without unreasonable efforts and will provide such reconciliation when it releases its fourth quarter and year end financial results.

About BioScrip, Inc.

     BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty Medication Distribution and Clinical Management Services, both nationally and community-based, and Pharmacy Benefit Management Services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 35 locations including community and infusion pharmacies in major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.

Forward Looking Statements

     This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, the Company’s ability to continue improving the above identified trends and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact

Barry A. Posner Executive Vice President BioScrip, Inc. Tel: 914-460-1638 (NY direct line) Tel: 952-979-3750 (MN direct line) Email: bposner@bioscrip.com	Rachel Levine Investor Relations The Global Consulting Group Tel: 646-284-9439 Email: rlevine@hfgcg.com